                                                                  EXHIBIT 9.1.1
                             AMENDED AND RESTATED

                                VOTING AGREEMENT


      This AMENDED AND RESTATED VOTING AGREEMENT ("Voting Agreement") is made as of February 21, 2003, among WALLACE R. WEITZ & COMPANY, a Nebraska corporation ("Weitz Co."), and WALLACE R. WEITZ individually (collectively with Weitz Co., the "Weitz Advisors"), and GEORGE E. BULL ("Bull") and DOUGLAS B. HANSEN ("Hansen"), shareholders of REDWOOD TRUST, INC., a Maryland corporation ("Redwood").

                                   WITNESSETH:

          WHEREAS, Redwood's Charter limits beneficial ownership of capital stock of Redwood by any person to 9.8% of the outstanding capital stock. On October 29, 1997, the Board of Directors of Redwood granted a waiver of the ownership limit to the Weitz Advisors, provided that the Weitz Advisors and persons advised by the Weitz Advisors did not in the aggregate possess beneficial ownership in excess of 15%, in number of shares or value, of each class of outstanding capital stock of Redwood; and

          WHEREAS, on August 6, 1998 the Board of Directors of Redwood confirmed to the Weitz Advisors that the maximum ownership percentage of 15% contained in the waiver granted to the Weitz Advisors is to be applied only at the time of acquisition of shares by the Weitz Advisors, and that subsequent reductions in the total number of shares of capital stock outstanding due to Redwood" stock repurchases do not cause the waiver to be violated; and

          WHEREAS, on March 9, 2000 the Board of Directors granted the Weitz Advisors a further waiver (the "First Further Waiver") of the ownership limit, up to a maximum of 1,000,000 shares of Common Stock (the "Initial Excess Shares"), which could be held at any one time by the Weitz Advisors and persons advised by the Weitz Advisors in excess of 2,104,214 shares of Common Stock then held by them and covered by the prior waiver, provided that Initial Excess Shares purchased from time to time would be subject to a Voting Agreement substantially in the form approved by the Board of Directors (the "Voting Agreement"); and

          WHEREAS, the Weitz Advisors have requested a further waiver (the "Second Further Waiver" and, together with the First Further Waiver, the "Further Waivers") of the ownership limit, up to a maximum of 1,000,000 shares of Common Stock (the "Additional Excess Shares" and, together with the Initial Excess Shares, the "Excess Shares"), which may be held at any one time by the Weitz Advisors and persons advised by the Weitz Advisors in excess of the 3,104,214 shares currently permitted to be held by them and covered by the prior waivers, provided that all Excess Shares held from time to time shall be subject to the Voting Agreement as amended and restated (the "Amended and Restated Voting Agreement").

          NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Voting Agreement, the parties hereto, intending to be legally bound, agree as follows:

          1. Term. This Voting Agreement amends and restates the Initial Voting Agreement, effective as of the date hereof, and shall continue in effect for so long as the Weitz Advisors or


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                                                                  EXHIBIT 9.1.1

any persons advised by the Weitz Advisors hold outstanding capital stock of Redwood, except as otherwise provided in Section 3.

          2. Transfer of Voting Rights. The Weitz Advisors, upon execution of this Voting Agreement and subject to the terms hereof, hereby grant, on behalf of the Weitz Advisors and any persons advised by them, to Bull and Hansen the voting rights for any Excess Shares held by the Weitz Advisors or such persons advised by them.

          3. Appointment of Proxies; Mirror Voting. To carry out the transfer of voting rights pursuant to Section 2, the Weitz Advisors hereby appoint Bull and Hansen, and each of them singly, as proxies for the Excess Shares acquired by the Weitz Advisors. The Weitz Advisors will cause any persons advised by them that acquire Excess Shares to appoint Bull and Hansen, and each of them singly, as proxies for such shares effective upon the acquisition thereof. The Weitz Advisors shall forward a copy of all proxy cards received by them or any person advised by them for the voting of such Excess Shares within five (5) business days after receipt of all cards for such Excess Shares to be voted at any meeting (or action by written consent). Bull and Hansen, and each of them singly, shall have the full power to vote the Excess Shares through any method legally permitted, provided, however, that Bull and Hansen agree to vote the Excess Shares on each matter or action to be voted on such that the Excess Shares shall mirror the votes cast on such action or matter by all Redwood Shareholders other than the Weitz Advisors and any persons advised by them (that is, the proportion of Excess Shares voted for or against any matter shall equal the proportion voted for or against such matter by all shareholders excluding the Weitz Advisors and persons advised by them). In the event that either Bull or Hansen are no longer employed by or on the board of directors of Redwood, the remaining proxy holder shall continue to be authorized to act as a proxy pursuant to the terms hereof. In the event both Bull and Hansen cease to be employed by or on the board of Redwood, the transfer of voting rights and appointment of proxies for the Excess Shares shall immediately cease to be effective, the voting power with respect to the Excess Shares shall revert to the beneficial owner(s) of the Excess Shares and the term of this Voting Agreement shall immediately terminate, provided, however, that such reversion and termination shall not make invalid the prior waivers by the Redwood Board of Directors of the 9.8% Charter ownership limitation or in any way cause the Excess Shares existing on the date of termination to become subject to Article XI of the Redwood Charter, and provided further that no additional purchases of Redwood capital stock by the Weitz Advisors or persons advised by them after the date of termination shall be covered by the Further Waivers.

          4. Notification of Share Purchases. The Weitz Advisors agree to notify Redwood, in writing, of all purchases of shares of outstanding capital stock of Redwood by them or any person advised by them within ten (10) business days of the end of each month. The Weitz Advisors shall send via telefax copies of all trade confirmations for such purchases with the monthly written notifications of purchase.

          5. Proxy Coupled with Interest. THE PARTIES HERETO ACKNOWLEDGE THAT THE PROXY GRANTED TO BULL AND HANSEN IS COUPLED WITH AN INTEREST AND IS THEREBY IRREVOCABLE.

          6. Rights of Shareholders. The Weitz Advisors and persons advised by them shall retain all rights, not including the voting rights, attributable to the Excess Shares of Redwood


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                                                                  EXHIBIT 9.1.1

capital stock. Subject to Section 9 below, the custodian for the Weitz Advisors and persons advised by them shall retain physical possession of all stock certificates.

          7. Transfer of Excess Shares to Third Parties. The proxy for any Excess Shares shall terminate upon the transfer of such Excess Shares from the Weitz Advisors or any person advised by them to a third party. For purposes of this Voting Agreement, all transfers of shares of Redwood capital stock by the Weitz Advisors or any person advised by them to a third party shall be deemed to be transfers of Excess Shares, up to the number of Excess Shares existing on the date of transfer. The proxy will continue to be effective with respect to any new Excess Shares purchased in the future until the expiration of the term hereof.

          8. Voting Agreement. A duplicate of this Voting Agreement, and of any amendment or extension hereof, shall be filed with the Secretary of Redwood and shall be open to inspection by any shareholder of Redwood.

          9. Section 2-510 of Maryland Corporation Code. Upon request by Bull and Hansen, the Weitz Advisors agree to transfer or cause to be transferred any Excess Shares to Bull and Hansen. Bull and Hansen agree to hold any such Excess Shares in trust for the benefit of the Weitz Advisors or persons advised by them.

          10. Notices. All notes may be made by mail (regular first-class, registered or certified) or by fax, to the addresses and fax numbers set forth below:

                  George E. Bull, Douglas B. Hansen and Redwood Trust:

                  Redwood Trust, Inc.
                  591 Redwood Highway, Suite 3100
                  Mill Valley, CA  94941
                  Attention:  Secretary
                  (415) 389-7373
                  (415) 381-1773 (fax)


                  Wallace R. Weitz & Company:

                  1125 South 103rd Street, Suite 600
                  Omaha, NE  68124
                  Attention:  General Counsel
                  (402) 391-1980
                  (402) 391-2125 (fax)

                  Wallace R. Weitz:
                  1125 South 103rd Street, Suite 600
                  Omaha, NE  68124
                  Attention:  General Counsel
                  (402) 391-1980
                  (402) 391-2125 (fax)


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                                                                  EXHIBIT 9.1.1

          11. Binding Nature of Agreement; No Assignment. This Voting Agreement shall be binding upon and inure to the benefit of the parties hereto. No party shall sell, assign, transfer or encumber such party's rights or obligations under this Voting Agreement without the prior written consent of the other parties hereto, except to the extent expressly permitted in this Voting Agreement.

          12. Counterparts. This Voting Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original and such counterparts shall constitute but one and the same instrument.

          13. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Voting Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Voting Agreement and shall in no way affect the validity or enforceability of the other provisions of this Voting Agreement.

          14. Governing Law. This Voting Agreement shall be construed in accordance with the laws of the State of Maryland and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          IN WITNESS WHEREOF, each of the parties hereto have caused its name to be signed hereto by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                               ---------------------------------
                                               GEORGE E. BULL



                                               ---------------------------------
                                               DOUGLAS B. HANSEN



                                               WALLACE R. WEITZ & COMPANY


                                               By:
                                                  ------------------------------

                                               Name:
                                                  ------------------------------

                                               Title:
                                                  ------------------------------



                                               ---------------------------------
                                               WALLACE R. WEITZ



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